EXHIBIT 21
SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION
1.      Ecoval Corporation
2.      G.P. Royalty Distribution Corporation
3.      Xylodyne Corporation
4.      Petrozyme Technologies Inc.
5.      Biorem Inc.